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     P.O. Box 7108
     Billings, MT 59103



                        Independent Accountants' Consent


The Board of Directors
Glacier Bancorp, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 (No. 33-94648) of our report dated January 29, 1999 relating to the consolidated statements of financial condition of Glacier Bancorp, Inc. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Glacier Bancorp, Inc.


                                             KPMG LLP

Billings, Montana
March 23, 1999